Exhibit 99.1

HILLENBRAND INDUSTRIES CLOSES ITS PREVIOUSLY ANNOUNCED SALE OF FORETHOUGHT
FINANCIAL SERVICES, INC. TO FFS HOLDINGS, INC.

The Company Also Retains Additional Net Cash Proceeds From Sale of Its
Interests In Several Real Estate Limited Partnerships

BATESVILLE, IND., JULY 1, 2004 – Hillenbrand Industries, Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today that it has completed its previously announced sale of Forethought Financial Services, Inc. (Forethought) to FFS Holdings, Inc., an acquisition vehicle formed by The Devlin Group.

In addition, Hillenbrand sold its interests in several real estate partnerships that it had planned to retain as part of its agreement to sell Forethought. The net impact of selling these partnerships results in Hillenbrand receiving an additional $50 million in cash proceeds from Forethought’s sale.*

Frederick W. Rockwood, President and Chief Executive Officer of Hillenbrand Industries, said, “We’re happy to have closed this very important strategic transaction. Forethought is a great company and we’re confident that it will continue to be an industry leader under the guidance of its new ownership team. Most importantly, this sale enables us to focus our time and resources on future growth opportunities in the health care marketplace, and reinforce our longstanding commitment to Batesville Casket Company.”

About Hillenbrand Industries, Inc.
 Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
 Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that the actual events, circumstances or results could differ materially from those in any such forward-looking statements. Factors that could cause actual events, circumstances or results to differ include market conditions and factors relating to Hillenbrand’s business. For an in-depth discussion of these factors, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

*Editor’s Note: Please refer to Hillenbrand’s release dated February 13, 2004 for additional financial considerations related to this transaction. The release can be found on Hillenbrand’s Web site at www.hillenbrand.com.

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